Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the SunCoke Profit Sharing and Retirement Plan, Savings Plan for Subsidiaries of SunCoke Energy, Inc. and SunCoke Energy, Inc. Savings Restoration Plan of our report dated February 29, 2012, with respect to the combined and consolidated financial statements of SunCoke Energy, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Chicago, Illinois

August 2, 2012